Hancock Jaffe Appoints Bob Rankin as Chief Financial Officer

Irvine, Calif., July 13, 2018 – Hancock Jaffe Laboratories, Inc. (Nasdaq: HJLI, HJLIW), a company specializing in bioprosthetic medical devices to establish improved standards of care for treating cardiac and vascular diseases, today announced that Bob Rankin will be joining the company as its chief financial officer beginning July 16, 2018. He assumes the CFO role from Bill Abbott, who will be leaving the company on July 20, 2018.

“Bob Rankin has many years of CFO experience with public companies, and is a welcome addition to our executive management team,” said Robert Berman, Hancock Jaffe’s CEO. “We thank Bill Abbott for his years of service to the company and expect a smooth and seamless transition.”

Mr. Rankin has more than twenty years of relevant experience helping to shape the operations and financial health of public and private companies across multiple industries. Immediately prior to joining Hancock Jaffe, he served as chief financial officer of Horsburgh & Scott, a gear manufacturing firm where he led a turnaround from an 11.6 percent loss in sales to 5.9 percent in profit. Before that, he held multiple CFO positions, including at Process Fab, Inc., House of Taylor Jewelry, Inc., Small World Kids, Inc., Cyblime Communications, webcasts.com and DeCrane Aircraft Holdings, Inc.

Mr. Rankin holds a Masters of Science degree in Industrial Administration from the Tepper School of Business at Carnegie Mellon University, Pittsburgh, Pa., and a Bachelors of Science degree in Mechanical Engineering from Carnegie Mellon University.

About Hancock Jaffe Laboratories, Inc.

HJLI specializes in developing and manufacturing bioprosthetic medical devices to establish improved standards of care for treating cardiac and vascular diseases. HJLI currently has three product candidates: the porcine tissue based VenoValve®, which is intended to be surgically implanted in the deep venous system of the leg to treat Chronic Venue Insufficiency; the CoreoGraft®, a bovine tissue based off the shelf conduit intended to be used for coronary artery bypass surgery, and a porcine tissue based heart valve, which based upon its relatively small size and increased output, is an ideal candidate for pediatric aortic/mitral valve replacement.

Forward-Looking Statements: Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect Hancock Jaffe Laboratories, Inc.’s current expectations concerning future events and results. We generally use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “will” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in “Risk Factors” and other sections of our S-1. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release.

HJLI Press Contacts:

Robert Berman, CEO

Tel: 949-261-2900

Email: RBerman@HancockJaffe.com

Jules Abraham
CoreIR

Tel: 917-885-7378

Email: julesa@coreir.com